Exhibit 99.01

Pazoo, Inc. Experiences Dramatic Increases In Web Traffic, Page Views And Unique Visitors On WWW.PAZOO.COM

CEDAR KNOLLS, N.J., Sept. 17, 2012  -- Pazoo, Inc. (OTCBB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that since the national branding campaign began that its website www.pazoo.com has experienced dramatic increases in traffic to the website. Based on current daily traffic it is expected that a 1,000% increase of unique visitors will visit the website in September compared to August. Pazoo also notes that the company website has seen month over month gains in website traffic since March of this year.

Social media programs began in August which kicked up website traffic.  However, with a more intensified approach this month, along with the approximately 70,000 local TV spots airing, traffic to the website last week alone surpassed traffic in the entire month of August. This is an important first step to not only building awareness for the website but the process of branding the PAZOO name. Pazoo has several components to its business – Internet, Direct TV and Direct Digital, and Retail. It is important to build the overall PAZOO brand and to make PAZOO a recognizable entity in the Health, Wellness and nutria-ceutical markets.

David M. Cunic, CEO of Pazoo, Inc., commented, "We are extremely pleased that we are able to quantify the marketing dollars spent and see our management efforts yielding positive results. Building the PAZOO brand and expanding this brand to overseas markets remains a priority."

About Pazoo, Inc.:

Pazoo, Inc.'s website www.pazoo.com provides a warehouse of competitively priced products and a roster of experts in various health and wellness fields who deliver useful information for achieving a fuller and richer life for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading health & wellness and pet industry experts. The company's team of medical, fitness, nutritional and pet professionals seeks to enhance its customers' wellbeing by offering an expanding selection of high quality merchandise, including nutritional supplements, fitness apparel, equipment, videos and consumables, health and beauty products, gifts, and wellness/safety items.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

FOR INVESTOR RELATIONS:
TAYLOR CAPITOL, LLC
PHONE: 973-351-3868
EMAIL: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.